SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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LANNETT COMPANY, INC.

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(Name of Registrant as Specified in Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement

2016 Annual Meeting of

Stockholders

Lannett Company, Inc.
13200 Townsend Road
Philadelphia, PA 19154
215-333-9000
www.Lannett.com

December 8, 2015

Dear Lannett Company, Inc. Stockholders:

It is my pleasure to invite you to the Annual Meeting of Stockholders of Lannett Company, Inc. which will be held on January 21, 2016 at 9:00 am EST, at 13200 Townsend Road, Philadelphia, PA 19154.

The purpose of the meeting is to (i) elect six members of our Board of Directors, (ii) vote to ratify the selection of Grant Thornton, LLP as our independent auditors, (iii) vote to ratify Article XI of our Amended and Restated Bylaws designating the Court of Chancery of the State of Delaware as the exclusive forum for certain legal actions, and (iv) to transact such other business as may properly come before the Annual Meeting.

Your vote is important.  Whether you plan to attend the meeting or not, we encourage you to read this Proxy Statement, in its entirety, and vote your shares.  Please sign, date and return the enclosed proxy card as soon as possible in the postage-paid envelope provided.

We look forward to seeing you at the Annual Meeting should you be able to attend.

Thank you.

/s/ Arthur P. Bedrosian
December 8, 2015	Arthur P. Bedrosian
Philadelphia, Pennsylvania	Chief Executive Officer

LANNETT COMPANY, INC.

9000 STATE ROAD

PHILADELPHIA, PENNSYLVANIA 19136

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JANUARY 21, 2016

TO THE STOCKHOLDERS OF LANNETT COMPANY, INC.

The annual meeting (the “Annual Meeting”) of the Stockholders of Lannett Company, Inc., a Delaware Corporation, (the “Company” or “Lannett”) will be held on January 21, 2016 at 9:00 a.m., local time, at the Company’s facility located at 13200 Townsend Road, Philadelphia, Pennsylvania 19154, for the following purposes:

1.              To elect six (6) members of the Board of Directors (the “Board”) to serve until the next Annual Meeting of Stockholders;

2.              To ratify the selection of Grant Thornton, LLP as independent auditors for the fiscal year ending June 30, 2016;

3.              To ratify Article XI of the Company’s Amended and Restated Bylaws designating the Court of Chancery of the State of Delaware as the exclusive forum for certain legal action.

4.              To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

THESE MATTERS ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT ACCOMPANYING THIS NOTICE.

Only stockholders of record at the close of business on December 4, 2015 are entitled to notice and to vote at the 2016 Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting.  Please vote by completing and returning the enclosed proxy card as promptly as possible in the postage-paid envelope provided so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted.

By Order of the Board of Directors

/s/ Jeffrey Farber
December 8, 2015	Jeffrey Farber
Philadelphia, Pennsylvania	Chairman of the Board

LANNETT COMPANY, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 21, 2016

ATTENDANCE AND VOTING MATTERS	2
BOARD OF DIRECTORS	3
REPORT OF THE AUDIT COMMITTEE	7
PRINCIPAL STOCKHOLDERS	8
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	10
DIRECTORS AND OFFICERS	11
EXECUTIVE COMPENSATION	13
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	30
PROPOSAL NO. 1 – ELECTION OF DIRECTORS	31
PROPOSAL NO. 2 – RATIFICATION OF GRANT THORNTON, LLP AS INDEPENDENT AUDITORS	33
PROPOSAL NO. 3 RATIFICATION OF ARTICLE XI OF THE COMPANY’S AMENDED AND RESTATED BYLAWS DESIGNATING THE COURT OF CHANCERY OF THE STATE OF DELAWARE AS THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS	34
OTHER BUSINESS, STOCKHOLDER PROPOSAL NOTICE REQUIREMENTS, 2015 ANNUAL REPORT TO STOCKHOLDERS	36

ATTENDANCE AND VOTING MATTERS

DATE, TIME, AND PLACE OF MEETING

This Proxy Statement is provided to you by the Board of Lannett in connection with the Annual Meeting.  The Annual Meeting will be held on January 21, 2016 at 9:00 a.m., local time, at the Company’s facility located at 13200 Townsend  Road, Philadelphia, Pennsylvania 19154, or at any adjournments or postponements of the Annual Meeting for the purposes set forth in the accompanying Notice of Annual Meeting.  We intend to mail this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders on or about December 18, 2015 to all stockholders of the Company entitled to vote at the Annual Meeting.

VOTING METHODS

You may vote on matters to come before the Annual Meeting in three ways:

-                    You may come to the Annual Meeting and cast your vote in person; or

-                    You may vote by internet or phone by following the instructions set forth on the proxy card; or

-                    You may vote by signing and returning the enclosed proxy card by mail.  If you do so, the individuals named on the card will vote your shares in the manner you indicate.  You may revoke your proxy at any time prior to the Annual Meeting by sending written notice to the Secretary of the Company at 13200 Townsend Road, Philadelphia, Pennsylvania 19154, or by attending the meeting.

If you come to the Annual Meeting to cast your vote in person and you are holding your stock in a brokerage account (“street name”), you will need to bring a legal proxy obtained from your broker.

You are entitled to cast one vote for each share of Lannett common stock owned on the record date, December 4, 2015.  As of the record date, there were 36,541,304 shares of Lannett common stock outstanding.  Stockholders are not entitled to cumulative voting in the election of directors.

QUORUM

A quorum of stockholders is necessary to hold a valid meeting for the transaction of business.  If the holders of a majority of Lannett common stock are present at the meeting, in person or by proxy, a quorum will exist.  Abstentions and “broker non-votes” are counted as present for purposes of establishing a quorum.

VOTE NECESSARY FOR ACTION

Directors are elected by a plurality vote of shares present at the Annual Meeting.  Each other action to be considered by the stockholders will be approved by the affirmative vote of at least a majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter.  For any proposal, an abstention will have the same effect as a vote against the proposal.  Broker non-votes will not be voted for or against any of these proposals and will have no effect on any of these proposals.

BOARD OF DIRECTORS

The Role of the Board and Risk Oversight

The Board is responsible for overall corporate governance as well as for management and the strategic direction of the Company as a whole.  The corporate governance guidelines are available at www.lannett.com.  The Board and various committees of the Board meet regularly to discuss operating and financial reports presented by the Company including but not limited to the Chief Executive Officer, Chief Financial Officer, President, and other members of management.

Assessing and managing risk is the responsibility of management; however the Board, through the Audit Committee, provides oversight and reviews various details regarding the Company’s risk mitigation efforts.  The Board is engaged in the Company’s strategic planning efforts, which include evaluating the objectives and risks associated with these initiatives.

Through the Board’s committees, the Board maintains broad oversight over various functions within the Company.  The Audit Committee, under its charter, reviews and discusses risk exposures and the steps management has taken to monitor and mitigate each risk.  The Compensation Committee in tandem with the Governance and Nominating Committee monitor risks associated with succession planning and the attraction and retention of talent, as well as risks related to the design of compensation programs within the Company.

The Board has adopted a Code of Business Conduct and Ethics (the “code of ethics”).  The code of ethics applies to all employees including the Company’s Chief Executive Officer, Chief Financial Officer, President, Corporate Controller, and other finance employees.  The code of ethics is publicly available on our website at www.lannett.com.  If the Company makes any substantive amendments to the code of ethics or grants any waiver, including any implicit waiver, from a provision of the code to our Chief Executive Officer, Chief Financial Officer, President, or Corporate Controller, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K.

The Board has established effective anti-hedging and anti-pledging policies.  We have an insider trading policy - which among other restrictions - prohibits employees, officers and Directors, including Named Executive Officers (“NEOs”) from entering into short sales, calls or any other hedging transaction involving Lannett securities.  In addition, effective 2015, the Board has adopted a policy that prohibits Directors and NEOs from pledging Lannett stock.  None of our Directors or NEOs has pledged Lannett stock as collateral for a personal loan or other obligations.

The members of the Board are expected to attend all Board meetings whether in person or via teleconference.  Additionally, members of the Board are expected to attend the Annual Meeting of Stockholders.

The Board met five times during the fiscal year ended June 30, 2015 (“Fiscal 2015”).  In addition to meetings of the Board, directors attended meetings of individual Board committees.  Each of the directors attended at least 75% of the Board meetings and meetings of Board committees of which they were a member during Fiscal 2015.  All directors, with the exception of Mr. Paonessa who was not a director at the time, were present at the 2015 Annual Meeting.

This past year the Board sought to improve its ratio of independent Directors to non-independent Directors, as well as continue to add industry experts to its ranks.  In July 2015, the Board progressed on both criteria by appointing Mr. Albert Paonessa, III, a generic pharmaceutical industry expert as its newest independent Director.  The Board’s intention is to continue to improve the ratio of independent Directors to non-independent Directors, as well as continue to add industry experts to its ranks.

Additionally, over this past year the Board has been actively engaged in C-Suite leadership succession planning and leadership development.  To complement its in-house capabilities, the Board and the Company have entered into partnering and retention discussions with a “Top 3” MBA/Executive Education program and a leading global executive recruitment and development firm.  The Board’s intention is to employ the services of these firms to maximize our C-Suite leadership succession planning and leadership development.

In July 2015, the Board rescinded Article XII of the Company’s Amended and Restated Bylaws, and by doing so, has removed the provision in its bylaws which sought to shift the legal fees associated with certain types of shareholder litigation to the plaintiff-shareholder if the shareholder’s lawsuit was unsuccessful.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide that a majority of our directors should meet New York Stock Exchange (“NYSE”) independence requirements.  The director will not be considered independent unless the Board determines that the director meets the NYSE independence requirements and has no relationship that in the opinion of the Board, would interfere with the exercise of independent judgement in carrying out the responsibilities of the director.

Our Board leadership structure is one under which Jeffrey Farber serves as Chairman of the Board.  We currently have five other directors, including Arthur P. Bedrosian, Chief Executive Officer.  Four of the six directors currently serving on the Board of Directors are “independent” as defined by the NYSE.  The Board has four committees: the Audit Committee, Compensation Committee, Governance and Nominating Committee, and Strategic Planning Committee.  In addition, the non-management members of the Board of Directors meet regularly without management directors or management personnel present.

The Board believes that the role of Chairman of the Board and Chief Executive Officer should be separate and that the Chairman should not be an employee of the Company.  The Board believes that this separation benefits the stockholders in the form of increased oversight.  As further oversight, the independent Board members also meet throughout the year in executive sessions where neither management personnel nor other non-independent directors are present.  In the Company’s case, this would exclude both Jeffrey Farber, Chairman of the Board and Arthur P. Bedrosian, Chief Executive Officer.

Lead Independent Director

In October 2015, to further improve independent oversight, the Board established the policy of having a Lead Independent Director – to be elected by and from the independent Directors - if the Chairman of the Board is not an independent Director.  As our current Chairman of the Board is not an independent Director, the independent Directors elected an independent Director, David Drabik, to be the Lead Independent Director for an initial term of one year subject to annual review by the independent Directors and subject to being reelected as a director.

The role of the Lead Independent Director includes:

•                                         Collaborating with the Chairman of the Board to set and approve the Board agenda;

•                                         The authority to call and chair executive sessions of the independent Directors;

•                                         Briefing the Chairman of the Board on issues discussed in executive sessions;

•                                         Serving as liaison between the Chairman of the Board and the independent Directors; and

•                                         Serving as liaison between the Chief Executive Officer and the independent Directors outside of formal Board meetings.

Overall, we believe that the separation of the Chairmanship and Chief Executive Officer positions, our strong committee system, and regular non-management director and independent director meetings allow for effective Board oversight of management.

Communicating with the Board of Directors

Interested persons may contact the non-management directors by sending written comments to 13200 Townsend Road, Philadelphia, Pennsylvania 19154 Attn: Board of Directors.  The original communication as addressed or a summary of the submissions will be forwarded to the directors for discussion in the next directors meeting.  If a summary of the communication is provided, the original communication will be maintained on file and available for the directors’ review upon request.

Board Committees

The Board has four standing committees - Audit Committee, Compensation Committee, Governance and Nominating Committee and Strategic Planning Committee.  There were ten Audit Committee meetings, three Strategic Planning Committee meetings, seven Governance and Nominating Committee meetings, and three Compensation Committee meetings held during Fiscal 2015.  The following table shows the directors who are currently members of each Board Committee:

Name	Audit Committee	Compensation Committee	Governance and Nominating Committee	Strategic Planning Committee
Jeffrey Farber	-	-	-	Member
Arthur P. Bedrosian, J.D.	-	-	-	Chairman
David Drabik	Member	Member	Chairman	Member
Paul Taveira	Member	Chairman	Member	-
James M. Maher	Chairman	Member	Member	-
Albert Paonessa, III	-	Member	-	Member

The Audit Committee has responsibility for overseeing the Company’s financial reporting process on behalf of the Board.  In addition, Audit Committee responsibilities include selection of the Company’s independent auditors, conferring with the independent auditors regarding their audit of the Company’s consolidated financial statements, pre-approving and reviewing the independent auditors’ fees and considering whether non-audit services are compatible with maintaining their independence, and considering the adequacy of internal financial controls.  The Audit Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.lannett.com.  The charter describes the nature and scope of the Audit Committee’s responsibilities.  All members of the Audit Committee are independent directors as defined by the rules of the NYSE.  See “Report of the Audit Committee.”

Financial expert on Audit Committee:  The Board has determined that James M. Maher, current director and chairman of the audit committee, is the audit committee financial expert as defined in section 3(a)(58) of the Exchange Act and the related rules of the Commission.

The Compensation Committee establishes and regularly reviews the Company’s compensation philosophy, strategy, objectives and ethics and determines the compensation of the executive officers of the Company.  For a discussion on the Committee’s process and factors used in determining executive compensation refer to “Compensation Discussion and Analysis” starting on page 13.  The Committee also administers the Company’s equity compensation plans.  The Compensation Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.lannett.com.  All members of the Compensation Committee are independent directors as defined by the rules of the NYSE.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during Fiscal 2015 or as of the date of this Proxy Statement is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board.

The Governance and Nominating Committee is responsible for identifying and evaluating individuals qualified to become Board members and for recommending such individuals for nomination.  All candidates must possess an unquestionable commitment to high ethical standards and have a demonstrated reputation for integrity.  Other factors considered in identifying and evaluating candidates include an individual’s business experience, education, civic and community activities, knowledge and experience with respect to the issues impacting the pharmaceutical industry and public companies, as well as the ability of the individual to devote the necessary time to service as a director.  Although the Committee does not have a formal diversity policy, it believes diversity is an important factor in determining the composition of the Board.

Once a person has been identified by the Governance and Nominating Committee as a potential candidate, the Governance and Nominating Committee performs a robust review, which includes collection of outside information, to include publicly available information and all other relevant information available to determine if the person should be considered further.  Once this determination has been made the person is contacted.  If the person expresses a willingness and interest to be considered to serve on the Board, the Governance and Nominating Committee will request further information from the candidate including resumes, references and other relevant information.  A formal interview process is then held.  The Governance and Nominating Committee will then consider all information, qualifications, and accomplishments, including comparisons to other potential candidates before making its final decision.

The Governance and Nominating Committee will also consider candidates recommended by stockholders.  All nominees will be evaluated in the same manner, regardless of whether they were recommended by the Governance and Nominating Committee, or recommended by a stockholder.  To have a candidate considered by the Governance and Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•                  The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of ownership; and

•                  The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be considered as a director nominee if recommended by the Governance and Nominating Committee to the Board and nominated by the Board to be included in the proxy statement for election at the Annual Meeting.

The stockholder recommendation and information described above must be sent to the Company at 13200 Townsend Road, Philadelphia, Pennsylvania 19154, and must be received not less than 120 days prior to the anniversary date of the Company’s most recent Annual Meeting.

The Governance and Nominating Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.lannett.com.  All members of the Governance and Nominating Committee are independent directors as defined by the rules of the NYSE.

The Strategic Planning Committee oversees the Company’s medium and long-term business strategies, including the decisions regarding new product initiatives, joint ventures and alliances, new markets and other matters related to the Company’s long-term planning process.  The Strategic Planning Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.lannett.com.

Executive Sessions of Independent Directors

In accordance with the rules and regulations of the NYSE, non-management independent directors meet at regularly scheduled executive sessions without management participation.  At least once a year, an executive session is held with only independent Directors.  Executive sessions are chaired by the Lead Independent Director.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of three independent directors (as defined in section 303(A) of the NYSE listing company manual) and maintains a written charter in accordance with rules of the NYSE.

Management is primarily responsible for the Company’s financial statements and related internal controls over financial reporting.  The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and related internal controls over financial reporting.  The Audit Committee’s responsibility is to monitor the Company’s financial reporting and internal control processes and to review the performance and independence of the Company’s independent registered public accounting firm.

Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared, in all material respects, in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.

The Audit Committee has received from its independent registered public accounting firm written communications regarding the matters required to be discussed with the Audit Committee.  These matters included information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit.  The Committee discussed these matters with the Company’s independent registered public accounting firm, with and without management present.

The Company’s independent registered public accounting firm  also provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board, and the Audit Committee discussed the firm’s independence with the independent registered public accounting firm.  The Audit Committee also pre-approved all fiscal 2015 audit and non-audit services and fess and concluded that the non-audit services performed and related fees did not impair the independence of the independent registered public accounting firm.

Based upon the Audit Committee’s discussions and reviews referred to above, the Audit Committee recommended that the audited consolidated financial statements be included in Lannett’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 as filed with the Securities and Exchange Commission.

Audit Committee:

James M. Maher (Chairman)
David Drabik
Paul Taveira

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of October 31, 2015, information regarding the security ownership of the directors and certain executive officers of the Company and persons known to the Company to be beneficial owners of more than five (5%) percent of the Company’s common stock, which has been determined in accordance with Rule13d-3 under the Exchange Act.  Although grants of restricted stock under the Company’s 2006, 2011 and 2014 Long Term Incentive Plans (“LTIPs”) generally vest equally over a three year period from the grant date, the restricted shares are included below because the voting rights with respect to such restricted stock are acquired immediately upon grant.

Name and Address of
Beneficial Owner /		Excluding Options (*)					Including Options (**)
Director / Executive Officer	Office	Shares Held Directly	Shares Held Indirectly	Total Shares		Percent of Class	Number of Shares		Percent of Class

John M. Abt 13200 Townsend Road Philadelphia, PA 19154	VP of Quality	4,479	0	4,479	(1)	0.01%	4,479	(1)	0.01%

Arthur P. Bedrosian 13200 Townsend Road Philadelphia, PA 19154	Chief Executive Officer	604,595	12,500	617,095	(2)	1.69%	1,079,587	(2),(3)	2.92%

Michael Bogda 13200 Townsend Road Philadelphia, PA 19154	President	3,470	0	3,470	(4)	0.01%	28,470	(4),(5)	0.08%

Mahendra Dedhiya 13200 Townsend Road Philadelphia, PA 19154	VP of Scientific Affairs	183	0	183		0.00%	183		0.00%

David Drabik 13200 Townsend Road Philadelphia, PA 19154	Director	19,223	0	19,223		0.05%	19,223		0.05%

Robert Ehlinger 13200 Townsend Road Philadelphia, PA 19154	Chief Information Officer	122,916	0	122,916	(6)	0.34%	191,339	(6),(7)	0.52%

Jeffrey Farber 13200 Townsend Road Philadelphia, PA 19154	Chairman of the Board, Director	2,402,093	2,260,327	4,662,420	(8)	12.76%	4,687,420	(8),(9)	12.82%

David Farber 13200 Townsend Road Philadelphia, PA 19154		1,940,870	2,442,455	4,383,325	(10)	12.00%	4,383,325	(10)	12.00%

Jeffrey and Jennifer Farber Family Foundation 2354 Bellingham Drive Troy, MI 48083		1,603,498	0	1,603,498	(11)	4.39%	1,603,498	(11)	4.39%

David and Nancy Farber Family Foundation 2354 Bellingham Drive Troy, MI 48083		1,593,499	0	1,593,499	(12)	4.36%	1,593,499	(12)	4.36%

Farber Family LLC 2354 Bellingham Drive Troy, MI 48083		528,142	0	528,142	(13)	1.45%	528,142	(13)	1.45%

Farber Investment LLC 2354 Bellingham Drive Troy, MI 48083		38,000	0	38,000	(14)	0.10%	38,000	(14)	0.10%

Martin Galvan 13200 Townsend Road Philadelphia, PA 19154	VP of Finance, CFO and Treasurer	35,397	0	35,397	(15)	0.10%	150,730	(15),(16)	0.41%

James M. Maher 13200 Townsend Road Philadelphia, PA 19154	Director	16,723	0	16,723		0.05%	16,723		0.05%

Albert Paonessa, III 13200 Townsend Road Philadelphia, PA 19154	Director	530	0	530		0.00%	530		0.00%

Kevin R. Smith 13200 Townsend Road Philadelphia, PA 19154	SVP of Sales and Marketing	13,986	0	13,986	(17)	0.04%	49,319	(17),(18)	0.13%

Paul Taveira 13200 Townsend Road Philadelphia, PA 19154	Director	19,723	0	19,723		0.05%	19,723		0.05%

All directors and executive officers as a group (12 persons)		3,243,318	2,272,827	5,516,145		15.10%	6,247,726		16.77%

*   Percent of class calculation is based on 36,527,543 outstanding shares of common stock at October 31, 2015.

** Assumes that all options exercisable within sixty days have been exercised.

(1)Includes 3,140 unvested shares received pursuant to a restricted stock awards granted in March 2015 and July 2015.

(2)Includes 12,500 shares owned by Arthur P. Bedrosian’s wife and daughter.  Mr. Bedrosian disclaims beneficial ownership of these shares.  Includes 20,214 unvested shares received pursuant to a restricted stock awards granted in April 2014, July 2014, and July 2015.

(3)Includes 16,667 vested options to purchase common stock at an exercise price of $8.00 per share, 20,325 vested options to purchase common stock at an exercise price of $6.89 per share, 75,000 vested options to purchase common stock at an exercise price of $4.03 per share, 30,000 vested options to purchase common stock at an exercise price of $2.80, 75,000 vested options to purchase common stock at an exercise price of $6.94 per share, 89,500 vested options to purchase common stock at an exercise price of $3.55, 64,000 vested options to purchase common stock at an exercise price of $4.16, 60,000 vested options to purchase common stock at an exercise price of $13.86, and 32,000 vested options to purchase common stock at an exercise price of $34.77.

(4)Includes 3,470 unvested shares received pursuant to a restricted stock awards granted in July 2015.

(5)Includes 25,000 vested options to purchase common stock at an exercise price of $46.34 per share.

(6)Includes 2,830 unvested shares received pursuant to a restricted stock awards granted in July 2015.

(7)Includes 6,757 vested options to purchase common stock at an exercise price of $3.55, 35,000 vested options to purchase common stock at an exercise price of $4.16, 23,333 vested options to purchase common stock at an exercise price of $13.86, and 3,333 vested options to purchase common stock at an exercise price of $34.77.

(8)Includes 1,603,498 shares held by the Jeffrey Farber Family Foundation which is managed by Jeffrey Farber.  Jeffrey Farber disclaims beneficial ownership of these shares.  Includes 528,142 shares held by Farber Family LLC (“FFLLC”) which is managed by Jeffrey and David Farber.  David Farber and Jeffrey Farber each disclaim beneficial ownership of these shares.  Includes 73,408 shares held by Jeffrey Farber as custodian for his children, 17,279 shares held as joint custodian with David Farber for a relative, and also includes 38,000 shares held by Farber Investment Company (“FIC”).  Jeffrey Farber and David Farber each beneficially own 25% of FIC and each disclaim beneficial ownership of all but 9,500 shares held by FIC.

(9)Includes 20,000 vested options to purchase common stock at an exercise price of $4.55, and 5,000 vested options to purchase common stock at an exercise price of $6.89.

(10)Includes 1,593,499 shares held by the David and Nancy Family Foundation.  David Farber disclaims beneficial ownership of these shares.  Includes 528,142 shares held by FFLLC which is managed by Jeffrey and David Farber.  David Farber and Jeffrey Farber each disclaim beneficial ownership of these shares.  Includes 265,535 shares held by David Farber as custodian for his children and 17,279 shares held as joint custodian with Jeffrey Farber for a relative.  Also includes 38,000 shares held by FIC.  Jeffrey Farber and David Farber each beneficially own 25% of FIC and each disclaim beneficial ownership of all but 9,500 shares held by FIC.

(11)Jeffrey and Jennifer Farber Family Foundation is managed by Jeffrey Farber.

(12)David and Nancy Farber Family Foundation is managed by David and Nancy Farber.

(13)Farber Family LLC is managed by Jeffrey Farber and David Farber.

(14)Farber Investment LLC is beneficially owned 25% each by Jeffrey and David Farber and 50% by Larry Farber.

(15)Includes 10,707 unvested shares received pursuant to a restricted stock awards granted in April 2014, July 2014 and July 2015.

(16)Includes 40,000 vested options to purchase common stock at an exercise price of $4.73 per share, 32,000 vested options to purchase common stock at an exercise price of $4.16 per share, 33,333 vested options to purchase common stock at an exercise price of $13.86, and 10,000 vested options to purchase common stock at an exercise price of $34.77.

(17)Includes 11,550 unvested shares received pursuant to restricted stock awards granted in April 2014, July 2014 and July 2015.

(18)Includes 11,667 vested options to purchase common stock at an exercise price of $4.16, 15,000 vested options to purchase common stock at an exercise price of $13.86 and 8,666 vested options to purchase common stock at an exercise price of $34.77.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers, and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC reports of ownership and changes in ownership of common stock and other equity securities of the Company.  Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during Fiscal 2015 all filing requirements applicable to its officers, directors and greater-than-10% beneficial owners under Section 16(a) of the Exchange Act were complied with in a timely manner, except for a Form 4 for Paul Taveira related to a grant of restricted stock on July 23, 2014; a Form 4 for Paul Taveira related to a purchase of shares on December 17, 2014; a Form 4 for David Farber related to a sale of shares on January 26, 2015; and a Form 3 for John Abt on March 30, 2015.

DIRECTORS AND OFFICERS

The directors and executive officers of the Company are set forth below:

	Age	Position
Directors:

Jeffrey Farber	55	Chairman of the Board

Arthur P. Bedrosian	69	Director

David Drabik	47	Director

Paul Taveira	56	Director

James M. Maher	63	Director

Albert Paonessa, III	55	Director

Officers:

Arthur P. Bedrosian	69	Chief Executive Officer

Michael Bogda	54	President

Martin P. Galvan	63	Vice President of Finance, Chief Financial Officer and Treasurer

Kevin R. Smith	55	Senior Vice President of Sales and Marketing

John M. Abt	50	Vice President of Quality

Dr. Mahendra Dedhiya	66	Vice President of Scientific Affairs

Robert Ehlinger	58	Vice President of Logistics and Chief Information Officer

Jeffrey Farber - See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Farber.

Arthur P. Bedrosian – See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Bedrosian

David Drabik – See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Drabik.

Paul Taveira – See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Taveira.

James M. Maher – See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Maher.

Albert Paonessa, III – See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Paonessa.

Michael Bogda joined the Company as President, in December 2014.  Prior to joining the Company, Mr. Bogda served as Teva Pharmaceuticals’ Executive Vice President Americas Technical Operations from 2011 to 2014 and Executive Vice President US Technical Operations from 2009 to 2011, overseeing production, sourcing and supply chain, among other responsibilities.  Before that, he held a number of positions of increasing responsibility for Barr Pharmaceuticals from 2000 to 2008, rising to President and Chief Operating Officer.  Prior to his tenure at Barr Pharmaceuticals, Mr. Bogda served as Vice President Operations for Copley Pharmaceuticals.  He earned a Master of Business Administration Degree from the Wharton School of the University of Pennsylvania, and a Master of Science degree in Chemical Engineering and a Bachelor of Science degree in Chemical Engineering from Rutgers University.

Martin P. Galvan, CPA was appointed as the Company’s Vice President of Finance, Chief Financial Officer and Treasurer in August 2011.  Most recently, he was Chief Financial Officer of CardioNet, Inc., a medical technology and service company.  From 2001 to 2007, Mr. Galvan was employed by Viasys Healthcare Inc., a healthcare technology company that was acquired by Cardinal Health, Inc. in June 2007.  Prior to the acquisition, he served as Executive Vice President, Chief Financial Officer and Director

Investor Relations.  From 1999 to 2001, Mr. Galvan served as Chief Financial Officer of Rodel, Inc., a precision surface technologies company in the semiconductor industry.  From 1979 to 1998, Mr. Galvan held several positions with Rhone-Poulenc Rorer Inc., a pharmaceutical company, including Vice President, Finance — The Americas; President & General Manager, RPR Mexico & Central America; Vice President, Finance, Europe/Asia Pacific; and Chief Financial Officer, United Kingdom & Ireland.  Mr. Galvan began his career with the international accounting firm Ernst & Young LLP.  He earned a Bachelor of Arts degree in economics from Rutgers University and is a member of the American Institute of Certified Public Accountants.

Kevin R. Smith joined the Company in January 2002 as Vice President of Sales and Marketing.  Prior to this, from 2000 to 2001, he served as Director of National Accounts for Bi-Coastal Pharmaceutical, Inc., a pharmaceutical sales representation company.  Prior to this, from 1999 to 2000, he served as National Accounts Manager for Mova Laboratories Inc., a pharmaceutical manufacturer.  Prior to this, from 1991 to 1999, Mr. Smith served as National Sales Manager at Sidmak Laboratories, a pharmaceutical manufacturer.  Mr. Smith has extensive experience in the generic sales market, and brings to the Company a vast network of customers, including retail chain pharmacies, wholesale distributors, mail-order wholesalers and generic distributors.  Mr. Smith has a Bachelor of Science Degree in Business Administration from Gettysburg College.

John M. Abt joined the Company in March 2015 as Vice President of Quality.  Prior to joining the Company, Mr. Abt held senior level positons in both quality and operations and has extensive knowledge in pharmaceutical manufacturing, quality, strategy, business improvement and site transformation.  He most recently served as Teva Pharmaceuticals’ Vice President Global Quality Strategy, overseeing the development and implementation of strategy and associated initiatives for the global quality organization.  Before that, he held a number of leadership positions of increasing responsibility in operations, continuous improvement, quality systems and compliance.  He earned his Masters of Administrative Science in Business Management from John Hopkins University and a Bachelor of Science in Biochemistry from Niagara University.

Dr. Mahendra Dedhiya joined the Company as Vice President of Scientific Affairs in June 2015.  Prior to joining the Company, Dr. Dedhiya served as Silarx Pharmaceuticals’ Executive Vice President of Scientific Affairs from 2014 to 2015, overseeing research and development and regulatory affairs among other responsibilities.  Before that, he held a number of positions of increasing responsibility for Forest Pharmaceuticals from 2001 to 2014, rising to Executive Director.  Prior to his tenure at Forest Pharmaceuticals, Dr. Dedhiya served as Director of Product Development at Roxane Laboratories and held a number of positions at other Pharmaceutical Companies.  He earned a Doctor of Philosophy degree from the University of Michigan in Pharmaceutics, a Master of Science degree in Medicinal Chemistry from the University of Rhode Island, a Bachelor of Science from University of Poona and MBA from University of Bridgeport.

Robert Ehlinger joined the Company in July 2006 as Chief Information Officer.  In June 2011, Mr. Ehlinger was promoted to Vice President of Logistics and Chief Information Officer.  Prior to joining Lannett, Mr. Ehlinger was the Vice President of Information Technology at MedQuist, Inc., a healthcare services provider, where his career spanned 10 years in progressive operational and technology roles.  Prior to MedQuist, Mr. Ehlinger was with Kennedy Health Systems as their Corporate Director of Information Technology supporting acute care and ambulatory care health information systems and biomedical support services.  Earlier on, Mr. Ehlinger was with Dowty Communications where he held various technical and operational support roles prior to assuming the role of International Distribution Sales Executive managing the Latin America sales distribution channels.  Mr. Ehlinger received a Bachelor’s of Arts degree in Physics from Gettysburg College in Gettysburg, PA.

To the best of the Company’s knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any director, executive officer, or significant employee during the past five years.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our 2015 Executive Compensation Program. It provides an overview of the compensation for the following NEOs and how the Compensation Committee of the Board of Directors (the “Committee”) made its decisions for our 2015 fiscal year (July 1, 2014 — June 30, 2015).

NEO	Title/Role
Arthur P. Bedrosian	Chief Executive Officer (CEO)
Michael Bogda	President
Martin P. Galvan	Vice President of Finance, Chief Financial Officer and Treasurer
William Schreck	Chief Operating Officer*
Kevin Smith	Senior Vice President of Sales and Marketing

* On September 11, 2015, Mr. Schreck retired from the Company.

Where We Are Today

At our annual shareholders’ meeting in January 2012, our shareholders supported a triennial cycle for “say-on-pay” advisory votes relating to our Executive Compensation Program for NEOs. At that time, and again in January 2015, we provided our shareholders with the opportunity to approve, or to vote against, the compensation of our NEOs, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”).  At our January 2015 meeting, approximately 96% of the shareholders who voted on the “say-on-pay” proposal supported our program.

Although this vote is non-binding, its outcome, along with shareholder feedback and the competitive business environment, plays an important role in how the Committee makes decisions about the program’s structure. To this end, during the past few years, the Committee conducted periodic reviews of the Executive Compensation Program, monitored industry practices and sought feedback from some of our largest investors. During the same time, the Company experienced outstanding financial performance and significant increases in stock price and total shareholder return.

The following pages of this CD&A highlight performance results since Fiscal 2012 that have had a direct impact on the compensation paid to our NEOs over the same period of time. It looks specifically at the performance measures used in the short-term and long-term incentive awards under the Executive Compensation Program that the Committee believes drive shareholder value. It also describes recently approved changes for Fiscal 2016 to further align our Executive Compensation Program with our objectives and best competitive practice.

A Word About Risk

The Committee believes that incentive plans, along with the other elements of the Executive Compensation Program, provide appropriate rewards to our NEOs to keep them focused on our goals. The Committee also believes that the program’s structure, along with its oversight, continues to provide a setting that does not encourage the NEOs to take excessive risks in their business decisions.

Executive Summary

Business Highlights

Fiscal 2015 marked another extraordinary year for Lannett.  Compared with Fiscal 2014 results, when we experienced the strongest growth in profitability in the Company’s history, we increased net sales by 49%, operating income by 157%, and diluted earnings per share (“EPS”) by 149%.  Additionally, our stock price increased by approximately 20% during the 12-month period ending June 30, 2015 and by 1,302% over the past three years.  We also further strengthened our balance sheet to help fund future growth opportunities.  Our results demonstrate our leadership team’s commitment to stability, growth and focus on long-term profitability and creating shareholder value.

In addition to our financial results, we continued to make important advances in product development and mix, market share, and in our regulatory approval process, allowing us to efficiently and safely place our products that span a variety of categories (e.g., thyroid deficiencies, cardiovascular, pain management) on the market.  Following the recent acquisition of Silarx, we currently have 83 products available to the market, with an additional 29 Abbreviated New Drug Applications (“ANDAs”) pending regulatory approval.  We also have 47 product candidates in development, and continue to capitalize on our strategic partnerships.

Key financial performance highlights include:

Net Sales ($000s)
$500,000
$400,000
$300,000
$200,000
$100,000
$0
$122,990
$151,054
$273,771
$406,837
FY 2012
FY 2013
FY 2014
FY 2015

Operating Income ($000s)
$250,000
$200,000
$150,000
$100,000
$50,000
$0
$6,910
$18,757
$88,089
$226,487
FY 2012
FY 2013
FY 2014
FY 2015

Diluted EPS
$4.50
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
$0.14
$0.46
$1.62
$4.04
FY 2012
FY 2013
FY 2014
FY 2015

Indexed 4-Year TSR (from 6/30/2011)
1,400
1,200
1,000
800
600
400
200
0
2012
2013
2014
2015
Lannett
Peer Group Average†
NYSE

†Peer Group average excludes former peers Astex Pharmaceuticals, Cornerstone Therapeutics, Hi-Tech Pharmacal Co., and Santurus, Inc., which were acquired prior to 6/30/2015, and includes Aceto Corporation and Impax Laboratories, Inc., which the Committee approved as additions to the peer group in Fiscal 2015.

2015 Executive Compensation Program Changes

As our Company grows, the Committee is committed to the evolution and improvement of our Executive Compensation Program to ensure alignment with our business strategy and shareholder interests, as well as best competitive practices.  The Committee made the following adjustments to the program’s core compensation elements for Fiscal 2015:

What’s Changed	How It’s Changed	Explanation
Short-Term Incentives (Annual Bonus)

•                  Added adjusted EPS as a corporate financial performance metric, in addition to adjusted operating income and net sales.

•                  Increased weighting on corporate financial metrics from 75% to 90% (95% for the CEO) of total award opportunity.

•                  Reduced weighting on individual performance from 25% to 10% (5% for the CEO).

The Committee believes the selected performance metrics and weightings reinforce key business objectives and strategic priorities for Fiscal 2015, and further strengthen the alignment between pay and Company performance and long-term shareholder value creation. The Committee also believes these changes further encourage a focus on profitable growth and Company-wide collaboration.

Long-Term Incentives

•                  Established target award opportunities equal to 100% of salary for all NEOs, with grants for Fiscal 2015 performance to be provided through an equal value mix of stock options and restricted stock.

•                  Grant levels will be tied to Company performance, and can range from 0% to 150% of target awards based on actual results versus pre-established goals.

•                  Grants under this revised program occurred in July 2015, following the determination of actual performance results for Fiscal 2015.

The Committee chose to link equity grant levels to Company performance to strengthen alignment with shareholder interests. The balanced emphasis on stock options and restricted stock focuses executives on long-term shareholder value creation while also reinforcing the Company’s leadership retention strategy.

Stock Ownership Guidelines

•                  Adopted mandatory stock ownership guidelines ranging from 1.5X to 3X salary for executive officers, including NEOs, and 3X the annual Board retainer for non-employee directors.

•                  Executives and non-employee directors have 5 years to achieve guidelines and must hold 50% of all net after-tax shares from equity grants until ownership requirements are met (or 100% if guidelines still have not been achieved after 5 years).

The Committee chose to establish stock ownership guidelines and holding requirements to further align executive officer and non-employee director interests with those of shareholders.

Special Recognition Award: Restricted Stock

Granting restricted stock gives our NEOs a meaningful equity stake in our business.  The actual value of the award depends on our stock price when the shares vest, further aligning the interests of our NEOs with those of our shareholders over the long term. It also supports our need to retain key talent.  For Fiscal 2014, in addition to the regular stock options and restricted stock granted to the NEOs, the Committee approved a one-time, special restricted stock award in recognition of performance that far exceeded the Committee’s expectations.  This special recognition award vests three years from the date of grant and has two parts.  The first part of the award, equal to 25% of the total award, was granted in April 2014 to recognize year-to-date contributions.  The remaining 75% was granted in July 2014 and is included in the Summary Compensation Table and Grants of Plan-Based Awards Table for Fiscal 2015.  Please see page 21 for details.

Overview of the Executive Compensation Program

Our Philosophy

A fundamental objective of our Executive Compensation Program is to focus our executives on creating long-term shareholder value — all aspects of our program are rooted in this goal and designed around the following guiding principles:

•                  Pay for performance: A significant portion of compensation should be variable and directly linked to corporate and individual performance goals and results.

•                  Competitiveness: Compensation should be sufficiently competitive to attract, motivate and retain an executive team fully capable of driving exceptional performance.

•                  Alignment: The interests of executives should be aligned with those of our shareholders through equity-based compensation and performance measures that help to drive shareholder value over the long term.

To support these guiding principles, our program includes the following compensation elements:

Pay Element	Form	Purpose
Base Salary	Cash (Fixed)	Provides a competitive level of compensation that reflects position responsibilities, strategic importance of the position and individual experience.
Short-Term Incentives (Annual Bonus)	Cash (Variable)

Provides a cash-based award that recognizes the achievement of corporate goals in support of the annual business plan, as well as specific, qualitative and quantitative individual goals for the most recently completed fiscal year.

Long-Term Incentives	Equity (Variable)	Provides incentives for management to execute on financial and strategic growth goals that drive long-term shareholder value creation and support the Company’s retention strategy.

Target Compensation Mix

The charts below show that most of our NEO’s target compensation for fiscal year 2015 is variable (63% for our CEO and an average of 61% for our other NEOs).  Variable pay includes the target value of short-term cash incentives (STI), stock options, and restricted stock.  The target pay mix excludes one-time equity grants (e.g., special recognition and new hire grants) to NEOs in fiscal year 2015.

Based upon fiscal year 2015 compensation as reported in the Summary Compensation Table on page 25, variable pay represents 84% of total pay for our CEO and 81% of average total pay for our other NEOs.  This mix reflects our continued strong performance in Fiscal 2015 and includes the special recognition grant and a new hire grant for our President.

How Compensation Decisions Are Made

•                                          The Role of the Compensation Committee. The Committee, composed entirely of independent directors, is responsible for making executive compensation decisions for the NEOs.  The Committee works closely with its independent compensation consultant, Pearl Meyer & Partners (PM&P) and management to examine pay and performance matters throughout the year.  The Committee’s charter, which sets out its objectives and responsibilities, can be found at our website at www.lannett.com under Investor Relations.

The Committee has authority and responsibility to establish and periodically review our Executive Compensation Program and compensation philosophy.  Importantly, the Committee also has the sole responsibility for approving the corporate performance goals upon which compensation for the CEO is based, evaluating the CEO’s performance and determining and approving the CEO’s compensation, including equity-based compensation, based on the achievement of his goals.  The Committee also reviews and approves compensation levels for other NEOs, taking into consideration recommendations from the CEO.

In making its determinations, the Committee considers market data and advice from PM&P, as well as budgets, reports, performance assessments and other information provided by management.  It also considers other factors, such as the experience, skill sets, and contributions of each NEO towards our overall success.  However, the Committee is ultimately responsible for all compensation-related decisions for the NEOs and may exercise its own business judgment when evaluating performance results and making compensation decisions.

Timing of Committee Meetings and Grants; Option and Share Pricing

The Committee meets as necessary to fulfill its responsibilities, and the timing of these meetings is established during the year.  The Committee holds special meetings from time to time as its workload requires.  Annual equity grants typically occur after the completion of fiscal year end performance results.  Historically, annual grants of equity awards have typically been approved at a meeting of the Committee in August/September of each year to reward prior fiscal year performance.  Going forward, equity grants will occur in the July/August time frame, reflecting the Company’s status change to a large accelerated filer (with an expedited filing date requirement) as a result of our strong growth and significant increase in equity market capitalization.  The Committee approved additional grants relating to Fiscal 2014 results, provided in two installments in April 2014 and July 2014, to recognize our exceptional performance.  Individual grants (for example, associated with the timing of a new NEO or promotion to an NEO position) may occur at any time of year.  The exercise price of each stock option and fair value of restricted stock awarded to our NEOs is the closing price of our common stock on the date of grant.

•                                          The Role of the CEO. The CEO does not play any role in the Committee’s determination of his own compensation.  However, he presents the Committee with recommendations for each element of compensation including base salaries and short- and long-term incentive awards for the other NEOs, as well as for non-executive employees who are eligible for equity grants.  The CEO bases these recommendations upon his assessment of each individual’s performance, as well as market practice.  The Committee has full discretion to modify the recommendations of the CEO in the course of its approvals.

•                                          The Role of the Independent Consultant. The Committee consults, as needed, with an outside compensation consulting firm.  As it makes decisions about executive compensation, the Committee reviews data and advice from its consultant about current compensation practices and trends among publicly-traded companies in general and comparable generic pharmaceutical companies in particular.  The Committee also reviews recommendations from its outside consultant and makes recommendations to the Board about the compensation for non-employee directors.

In late Fiscal 2013, PM&P was retained by the Committee, as its independent consultant, to review the competitiveness of the Executive Compensation Program.  PM&P provided the Committee with compensation data with respect to similarly sized biopharmaceutical and life sciences companies and consulted with the Committee about a variety of issues related to competitive compensation practices and incentive plan designs. PM&P was also retained by the Committee in Fiscal 2014 and Fiscal 2015 to provide ongoing advice relating to the Executive Compensation Program and our compensation program for non-employee directors.  The Committee assessed the independence of PM&P pursuant to the SEC rules and concluded that no conflict of interest exists that would prevent PM&P from independently advising the Committee.

Peer Group & Benchmarking

The Committee evaluates industry-specific and general market compensation practices and trends to ensure the Executive Compensation Program is appropriately competitive.  When making decisions about the program for Fiscal 2015, the Committee considered publicly-available data, as well as a market study conducted by PM&P in June 2013.  Using this information, the Committee compared our compensation program to the compensation practices of other companies which the Committee believes are comparable to us in terms of size, scope and business complexity (the peer group).  A number of peer companies included in the 2013 study were subsequently acquired and as a result were removed from the peer group.

Given Lannett’s significant growth over the past several years as well as ongoing industry consolidation, the Committee approved the addition of Aceto Corporation and Impax Laboratories, Inc. to the peer group in fiscal year 2015.  These additional companies compete with us for business and executive talent, and were added to the peer group to round out the sample size.  As shown below, Lannett continues to rank in the upper half of the peer group in terms of revenues, profitability, and equity market capitalization.

		Equity	Fiscal Year	Fiscal
	Fiscal Year	Market Cap.	End Operating	Year End	Cumulative
	End # of	6/30/2015	Income	Sales	3 YR TSR
Company Name	Employees	($mm)	($mm)	($mm)	6/30/2015
Aceto Corp.	270	$717	$48	$510	185%
Acorda Therapeutics, Inc.	489	$1,426	$53	$401	41%
Akorn, Inc.	1,644	$4,996	$150	$593	177%
Cambrex Corporation	1,117	$1,376	$59	$372	367%
Cumberland Pharmaceuticals, Inc.	85	$120	$4	$37	11%
Emergent BioSolutions, Inc.	1,280	$1,264	$65	$450	117%
Genomic Health Inc.	752	$897	$(24)	$276	-17%
Impax Laboratories Inc.	1,061	$3,293	$99	$596	127%
Pernix Therapeutics Holdings, Inc.	155	$258	$(15)	$122	-19%
Sagent Pharmaceuticals, Inc.	466	$780	$18	$289	34%
SciClone Pharmaceuticals, Inc.	570	$487	$26	$135	40%
Sucampo Pharmaceuticals, Inc.	80	$733	$33	$112	134%
Lannett Company, Inc.	502	$2,154	$226	$407	1302%
% Rank	50%	83%	100%	67%	100%

2015 Executive Compensation Program Decisions

Base Salary

We attribute much of our success to our highly-experienced executive management team, and the strength of their leadership has been clearly demonstrated by our exceptional performance results.  In order to remain competitive among our industry peers, the Committee believes it must set compensation at market-competitive levels that reflect the executive’s experience, role and responsibilities.  In Fiscal 2014, the Committee approved increases to bring NEO base salaries to the 50th percentile of comparable organizations, as reported in PM&P’s June 2013 market pay analysis.  In Fiscal 2015, the Committee approved 3.0% salary increases for each NEO (other than Mr. Bogda):

NEO	2014 Annual Base Salary	2015 Annual Base Salary	% Change
Arthur P. Bedrosian	$539,000	$555,170	3%
Michael Bogda	N/A	$480,000	N/A *
Martin P. Galvan	$317,000	$326,510	3%
William Schreck	$346,000	$356,380	3%
Kevin Smith	$278,000	$286,340	3%

*Mr. Bogda was hired in fiscal year 2015.

Short-Term Incentives (Annual Bonus)

The Company’s NEOs participate in an annual bonus program, which is designed to recognize yearly performance achievements focused primarily on operating results and profitable growth.  Actual payouts can range from 0% (below threshold) to 200% (superior performance) of target and are paid in cash.  The Committee sets each NEO’s threshold, target and maximum bonus opportunity as a percentage of base salary, as follows:

	Annual Bonus Opportunity As a % of Salary
Title	Threshold (25% of Target)	Target (100% of Target)	Superior (200% of Target)
CEO	18.75%	75%	150%
Other NEOs	15%	60%	120%

Expressed as percentages of salary, Fiscal 2015 award opportunities for NEOs (other than Mr. Bogda, who was hired in Fiscal 2015) were the same as those established in Fiscal 2014.

The overall annual bonus plan for Fiscal 2015 is comprised of two components:

•                                          Corporate Financial & Operational Goals: 90% (95% for the CEO) of the total target award opportunity is tied to operating results versus budget to promote a focus on Company-wide profitable growth and collaboration:

	Weighting (Out of 100%)
Performance Metric	CEO	Other NEOs
Adjusted operating income	50%	50%
Adjusted earnings per share (EPS)	25%	20%
Revenue (Net sales)	20%	20%
Individual Objectives	5%	10%

For Fiscal 2015, the Committee added adjusted EPS as a corporate performance metric.  The Committee also increased the emphasis on financial and operational goals (which were collectively weighted at 75% of the target award opportunity in Fiscal 2014) to further align short-term incentives with overall corporate performance.  Adjusted operating income is defined as operating income excluding bonus and stock-based compensation expense, as further adjusted for certain non-recurring items.  Adjusted EPS is defined as diluted EPS excluding bonus and stock-based compensation expense, as further adjusted for certain non-recurring items.  Any adjustments are reviewed and approved by the Committee.

•                                          Individual Objectives: 10% (5% for the CEO) of the total target award opportunity is based on the achievement of pre-established quantitative and qualitative individual goals, to promote individual accountability and “line of sight”.  Fiscal 2015 goals were tied to various strategic, financial and operational objectives, taking into consideration each NEO’s job function and responsibilities.  For competitive harm reasons, Lannett does not disclose specific details on individual goals and strategic objectives, although major accomplishments in Fiscal 2015 for each NEO are listed on page 20.

2015 Short-Term Incentives (Annual Bonus): Results and Payouts

•                                          Corporate Financial & Operational Results (Collectively Weighted 90% to 95% of Target Award). For Fiscal 2015, the Committee established financial performance goals ranging from 80% of budget (threshold) to 120% of budget (superior):

	Weighting	Performance Goals
Performance Metric	(Out of 100%)	Threshold	Target	Superior	Actual
Adjusted operating income ($ millions)	50%	$150.3	$187.9	$225.4	$245.2
Adjusted earnings per share (EPS)	20% (25% for CEO)	$2.52	$3.15	$3.78	$4.37
Revenue (Net sales) ($ millions)	20%	$288.2	$360.2	$432.3	$406.8

Actual Fiscal 2015 results exceeded Superior performance levels for adjusted operating income and adjusted EPS, and were between Target and Superior levels for net sales.  Actual adjusted operating income and adjusted EPS for Fiscal 2015 excluded certain acquisition-related expenses totaling $4.5 million.

•                                          Individual Results (Collectively Weighted 5% of Target Award for the CEO and 10% for other NEOs).

NEO	Performance Highlights
Arthur P. Bedrosian

•      Achieved actual versus planned operating income, earnings per share and net sales
•      Continued work on the CEO succession plan with Human Resources
•      Led and managed C-Suite leadership/succession planning with Human Resources

Michael Bogda

•      Enhanced current organization to support both planned and M&A growth

•      Assessed R&D efforts and strengthened Product Selection process

•      Performed assessment of Quality Culture, EHS and developed actionable plan to remediate gaps if uncovered

•      Finalized expansion of dosage and API plants

Martin P. Galvan

•      Delivered accurate financial reports on a required monthly, quarterly and annual basis as an accelerated filer with the SEC

•      Enhanced financial performance through the management of receivables, automating bill-backs, charge-backs and rebate processes

•      Contributed to the achievement of Company annual operating plan targets

•      Assembled and mentored an executive M&A team

William Schreck

•      Completed operational manufacturing suite at our Townsend Road facility
•      Identified and completed due diligence related to the purchase of a new facility for future expansion
•      Contributed to the achievement of Company annual operating plan targets

Kevin Smith	• Exceeded Company sales and operating income goals • Increased market share on existing products • Managed C-Topical brand sales initiative

Total Annual Bonus

Based on our exceptional performance results and significant individual contributions, the NEOs earned awards between target and maximum levels on the corporate operational component and maximum amounts for the individual component under the annual bonus program.  Overall awards for NEOs were equal to approximately 193% of target amounts.  Total awards for each of the NEOs were as follows:

NEO	Operational Results Portion of the Bonus (90% to 95%)	Individual Results Portion of the Bonus (5% to 10%)	Total Actual Bonus
Arthur P. Bedrosian	$760,938	$41,638	$802,576
Michael Bogda	$290,223	$33,600	$323,823
Martin P. Galvan	$338,432	$39,181	$377,613
William Schreck	$369,392	$42,766	$412,158
Kevin Smith	$296,795	$34,361	$331,156

Short-term incentive awards earned in Fiscal 2015 were generally comparable with Fiscal 2014 levels, reflecting our extraordinary performance results in both years and no change in award opportunities for NEOs.  These awards were capped at 200% of target levels. Mr. Bogda’s payout was pro-rated, based on his December 1, 2014 hire date.

Long-Term Incentives

Prior to Fiscal 2014, stock options were used as the primary long-term incentive award vehicle for NEOs, with grants provided on a periodic, discretionary basis. In 2014, the Committee granted a combination of stock options and restricted stock, to further align executive and shareholder interests, enhance key employee retention, encourage long-term shareholder value creation and recognize each NEO’s contributions towards our extraordinary performance results.  The Committee continued this approach for grants made in fiscal year 2015, which included a combination of stock options and restricted stock.

•                                          Stock options. To recognize Fiscal 2014 performance, the Committee approved the following stock option grants to NEOs effective as of August 12, 2014:

NEO	# of Stock Options Granted
Arthur P. Bedrosian	96,000
Martin P. Galvan	30,000
William Schreck	29,000
Kevin Smith	26,000

These stock options vest in three equal annual increments, beginning on the first anniversary of grant and expire on the tenth anniversary from the date of grant.  Each stock option has an exercise price of $34.77, equal to our closing stock price on the date of grant. In determining grant levels, the Committee considered each NEO’s contributions towards our strong financial performance results in Fiscal 2014, which included an 81% increase in net sales, a 355% increase in adjusted operating income, and a 248% increase in adjusted EPS as compared with Fiscal 2013 results.  Compared with Fiscal 2014 stock option grants, the number of shares granted was comparable for our CEO and lower for other NEOs.  Grant date award values reported for stock options awarded in Fiscal 2015 are higher than those for Fiscal 2014 due to the significant year over year increase in our financial performance, which led to a higher stock price (i.e., the grant date price was approximately 150% higher in 2015).

Mr. Bogda received a new hire grant of 75,000 stock options on December 1, 2014 upon commencing his role as President.  This stock option award has an exercise price of $46.34, equal to our closing price on the date of grant, and vests in three equal annual increments, beginning on the first anniversary of grant.

•                                          Special recognition award (restricted stock). In Fiscal 2014, the Committee decided it would be appropriate to provide one-time, special recognition grants of restricted stock to reward contributions towards our record-setting results and strengthen retention.  On April 24, 2014, the Committee approved the following special recognition awards, with 25% granted immediately and the remaining 75% granted on July 23, 2014, after the end of the fiscal year:

	Number of Special Recognition Restricted Shares Granted
NEO	First Installment (25%, Granted 4/24/14)	Second Installment* (75%, Granted 7/23/14)	Total # of Shares Granted
Arthur P. Bedrosian	5,000	15,000	20,000
Martin P. Galvan	2,500	7,500	10,000
William Schreck	1,225	3,675	4,900
Kevin Smith	3,000	9,000	12,000

*The number of shares granted to each of the NEOs is also shown on the “Grants of Plan-Based Awards” table on page 26.  Its value is also included in the “Summary Compensation Table” on page 25.

In approving these special recognition grants, the Committee considered each NEO’s contributions towards the Company’s Fiscal 2014 performance results.  It also considered the recommendations of the CEO (who makes recommendations for the NEOs, but not for himself).  To further enhance retention, these grants vest on the third anniversary from the date of grant, based on continued service with the Company.  Mr. Bogda did not receive a grant since he was not employed by us during Fiscal 2014.  NEOs did not receive any additional restricted stock grants in Fiscal 2015.

In Fiscal 2015, the Committee approved a new long-term incentive program that ties equity grant levels to overall corporate performance, using the same financial and operational metrics as under the Annual Bonus Plan.  Each NEO had a target award opportunity equal to 100% of base salary, provided through an equally weighted mix of stock options and restricted stock.  Actual grants can range from 0% (for below threshold results) to 150% (for superior performance) of target award levels:

Fiscal 2015 Performance Result	Percentage of Target Equity Grants Earned (as % of Target Grant)
Below Threshold	0% (subject to Committee discretion)
Threshold (80% of Budget)	50%
Target (100% of Budget)	100%
Superior (120% of Budget)	150%

In Fiscal 2015, the Company achieved above-target financial performance results and NEOs exceeded individual performance goals.  As a result, the Committee approved the following grants to NEOs, effective as of July 22, 2015:

	Equity Grants Earned Based on Fiscal 2015 Performance
NEO	# of Stock Options	# of Restricted Shares
Arthur P. Bedrosian	15,280	6,880
Michael Bogda	7,710	3,470
Martin P. Galvan	8,990	4,040
William Schreck	9,810	4,410
Kevin Smith	7,880	3,550

These stock options vest in three equal annual increments, beginning on the first anniversary of grant and expire on the tenth anniversary from the date of grant. Each stock option has an exercise price of $59.20, equal to our closing stock price on the date of grant.  Restricted stock also vests in three equal annual increments, beginning on the first anniversary of grant.

Other Policies, Programs and Guidelines

The Company currently maintains a clawback policy under the Sarbanes-Oxley Act, with incentive awards for the CEO and CFO subject to recoupment in the event of a material financial restatement triggered by fraud or misconduct.  Additionally, any employee who violates the provisions of the Company’s Code of Business Conduct and Ethics is subject to disciplinary penalties that may include termination of employment.  The Committee intends to comply with any regulatory requirements pertaining to clawback provisions under the Dodd-Frank Act once rules are finalized by the SEC and New York Stock Exchange.

NEOs, like all other employees, have retirement programs and other benefits as part of their overall compensation package.  The Committee believes that these programs and benefits support our compensation philosophy, part of which is to provide compensation that is sufficiently competitive to attract, motivate and retain an executive team fully capable of driving exceptional performance.  The Committee periodically reviews these programs to validate that they are reasonable and consistent with market practice.  Attributed costs of the personal benefits available to the NEOs are included in column (i) of the Summary Compensation Table on page 25.

•                 Retirement Benefits. Each of our NEOs is eligible to participate in a 401(k) plan that is available to all employees.  The Company provides matching contributions on a $0.50 basis up to 8% of the contributing employee’s base salary, subject to limitations of the 401(k) plan and applicable law.

•                 Other Benefits. Our NEOs are eligible to participate in the same health benefits available to all other employees — there are no special medical plans for our NEOs.  Lannett provides life insurance for NEOs which would, in the event of death, pay $115,000 to designated beneficiaries.  Premiums paid for coverage above $50,000 are treated as imputed income.  Lannett also provides short- and long-term disability insurance which would, in the event of disability, pay the NEO 60% of his base salary up to the plan limits of $2,000 per week for short-term disability and $15,000 per month for long-term disability.  The NEOs are also provided with car allowances.

•                 Post-Termination Pay. The Committee believes that reasonable severance and change-in-control benefits are necessary in order to recruit and retain qualified senior executives and are generally required by the competitive recruiting environment within our industry and the marketplace in general.  These severance benefits reflect the fact that it may be difficult for our NEOs to find comparable employment within a short period of time, and are designed to alleviate concerns about the loss of his or her position without cause.  The Committee also believes that a change-in-control arrangement will provide security that will likely reduce the reluctance of an NEO to pursue a change in control transaction that could be in the best interest of our shareholders.  Lannett’s severance plan is designed to pay severance benefits to a NEO for a qualifying separation.  For the CEO, the severance plan provides for payment of three times base salary, plus a pro-rated annual cash bonus for the current year calculated as if all targets and goals are achieved.  For the other NEOs, the severance plan provides for a payment of 18-months of base salary, plus a pro-rated annual cash bonus for the current year calculated as if all targets and goals are achieved.

•                 Tax and Accounting Implications. Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes the deductibility of a NEO’s compensation that exceeds $1,000,000 per year unless the compensation is paid under a performance-based plan that has been approved by shareholders.  The Committee believes that it is generally preferable to comply with the requirements of 162(m) through, for example, the use of our incentive programs.  However, to maintain flexibility in compensating NEOs in a manner consistent with our compensation philosophy, the Committee may elect to provide compensation outside those requirements when it deems appropriate.  The Committee believes that shareholder interests are best served by not restricting the Committee’s discretion in this regard, even though such compensation may result in non-deductible compensation expenses to the Company.

•                 Executive Stock Ownership Guidelines.  Consistent with the Company’s compensation policy applying specific portions of total compensation to performance, the executive compensation program facilitates and encourages long term ownership of Company stock.  Executives will be required to own common shares valued at 3X salary for the CEO and 1.5X salary for other executives, to be achieved within 5 years of first being subject to guidelines.  Until guidelines are met, executives will be expected to hold at least 50% of net after-tax shares received from stock option exercises and vesting of restricted stock awards.

•                 Claw-back Features.  The Company’s compensation arrangements with its executives include a “claw-back” feature whereby the Company will recover the amount of any profit realized upon the vesting or issuance of any restricted shares or stock options or the receipt of any Annual Bonus or other incentive-based compensation that the executive officer would not have been entitled to if the Company restates its earnings as a result of misconduct.

Looking Ahead: Executive Compensation Program Changes for Fiscal 2016

For Fiscal 2016, the Committee decided to maintain the same short-term incentive (Annual Bonus) design as in Fiscal 2015, and approved a change to the long-term incentive plan award vehicle mix, as shown below:

•                 Short-Term Incentives (Annual Bonus).  For Fiscal 2016, performance metrics will include adjusted operating income, adjusted earnings per share (EPS), net sales, and personal objectives. Expressed as percentages of salary, the target annual bonus opportunity for the CEO was increased to 80% of salary (versus 75% of salary in Fiscal 2015), to more closely align with the market 50th percentile, and award opportunities for each other NEO will remain the same as those for Fiscal 2015.  No changes were made to overall weightings on corporate financial performance metrics and personal objectives.  Based on established Target Performance Goals for Fiscal 2016, the Committee chose to establish Threshold performance at 90% of Target as compared to 80% of Target in Fiscal 2015.

•                 Long-Term Incentives. Equity grants will continue to be provided in the form of restricted stock and stock options, with the number of shares earned based on the Company’s Fiscal 2016 financial performance using the same metrics as under the annual bonus plan.  To improve pay competitiveness versus peers, target long-term incentive award opportunities were increased to 200% of salary for the CEO, 140% of salary for the President, and 125% of salary for the Chief Operating Officer and VP of Finance & CFO.  Actual grant levels will range from 0% to 150% of target levels, based on Fiscal 2016 performance, as follows:

Fiscal 2016 Performance Result	Percentage of Target Award Opportunity Earned
Below Threshold	0% (subject to Committee discretion)
Threshold (90% of Target)	50%
Target (100% of Target)	100%
Superior (120% of Target)	150%

For any award values earned, 65% will be provided in the form of restricted stock, and 35% in the form of stock options, which represents a change from the equal value weighting under the Fiscal 2015 program.  The Committee chose to modify the mix for any earned awards to reduce equity plan dilution and share usage levels and to provide an enhanced equity stake for NEOs.  Consistent with the 2015 program design, equity grants will continue to be tied to Company performance, with no grants for below-threshold results (subject to Committee discretion).  Similar to the Annual Bonus Plan design for Fiscal 2016, threshold performance will be established at 90% of Goal performance (as opposed to 80% of Goal performance under the Fiscal 2015 program design).  Grants, if any, will occur following the end of Fiscal 2016, with stock options and restricted stock vesting in three equal annual increments based on continued service with the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed, discussed and approved the CD&A as set forth above with management.  Taking this review and discussion into account, the undersigned Committee members recommend to the Board of Directors that the CD&A be included in the annual report on Form 10-K.

Paul Taveira, Chairman
David Drabik
James Maher

COMPENSATION OF EXECUTIVE OFFICERS

Overview

The tables and narratives set forth below provide specified information concerning the compensation of our NEOs for the fiscal year ended June 30, 2015.

Summary Compensation Table

This table summarizes all compensation paid to or earned by our NEOs for fiscal years 2015, 2014 and 2013.

Name and Principal Position	Fiscal Year	Salary	Stock Awards	Options Awards	Non-equity incentive plan compensation	All Other Compensation	Total
(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)

Arthur P. Bedrosian	2015	$555,170	$620,494	$1,613,437	$802,576	$70,102	$3,661,780
Chief Executive Officer	2014	539,000	995,450	726,825	808,500	64,286	3,134,061
	2013	437,513	25,300	150,810	588,784	62,587	1,264,994

Michael Bogda	2015	$280,000	$—	$1,681,088	$323,823	$19,597	$2,304,509
President	2014	—	—	—	—	—	—
	2013	—	—	—	—	—	—

Martin P. Galvan	2015	$326,510	$275,775	$504,199	$377,613	$38,377	$1,522,475
Vice President of Finance, Chief Financial Officer and Treasurer	2014	317,000	637,450	403,792	380,400	20,645	1,759,287
	2013	270,193	—	75,405	368,076	20,041	733,715

William Schreck	2015	$356,380	$135,130	$487,393	$412,158	$55,344	$1,446,404
Chief Operating Officer	2014	346,000	287,259	363,413	367,622	36,107	1,400,400
	2013	255,856	—	82,474	344,319	21,985	704,634

Kevin Smith	2015	$286,340	$330,930	$436,973	$331,156	$35,786	$1,421,185
Senior Vice President of Sales and Marketing	2014	278,000	350,004	363,413	333,600	23,399	1,348,416
	2013	218,965	—	82,474	294,673	26,682	622,794

All Other Compensation

The following summarizes the components of column (i) of the Summary Compensation Table above:

Name and Principal Position	Fiscal Year	Company Match Contributions 401(k) Plan	Auto Allowance	Pay in Lieu of Vacation	Excess Life Insurance	Total

Arthur P. Bedrosian	2015	$10,715	$13,500	$44,841	$1,046	$70,102
	2014	9,438	13,500	40,425	923	64,286
	2013	8,433	13,500	39,760	894	62,587

Michael Bogda	2015	$6,000	$13,555	$—	$42	$19,597
	2014	—	—	—	—	—
	2013	—	—	—	—	—

Martin P. Galvan	2015	$8,893	$10,800	$18,288	$396	$38,377
	2014	9,380	10,800	—	465	20,645
	2013	8,601	10,800	—	640	20,041

William Schreck	2015	$9,514	$10,800	$34,267	$762	$55,344
	2014	10,411	10,800	13,973	923	36,107
	2013	7,592	10,800	2,968	625	21,985

Kevin Smith	2015	$9,423	$13,500	$12,665	$198	$35,786
	2014	9,737	13,500	—	162	23,399
	2013	8,794	13,500	4,234	154	26,682

Grants of Plan-Based Awards in Fiscal 2015

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (1) (#)	Options (2) (#)	Awards (3) ($/share)	and Options Awards (4)

Arthur P. Bedrosian	7/23/2014 (5)							16,875			$620,494
	8/12/2014								96,000	$34.77	$1,613,437

Michael Bogda	12/1/2014								75,000	$46.34	$1,681,088

Martin P. Galvan	7/23/2014							7,500			$275,775
	8/12/2014								30,000	$34.77	$504,199

William Schreck	7/23/2014							3,675			$135,130
	8/12/2014								29,000	$34.77	$487,392

Kevin Smith	7/23/2014							9,000			$330,930
	8/12/2014								26,000	$34.77	$436,973

(1)                   Reflects restricted stock granted to recognize the Company’s Fiscal 2014 performance, which vest three years from the date of grant.

(2)                   For all NEOs other than Mr. Bogda, reflects stock options granted to recognize the Company’s Fiscal 2014 performance, which vest in three equal annual increments.  For Mr. Bogda, reflects stock options granted upon hire, which vest in three equal annual increments.

(3)                   The exercise price was equal to the Company’s closing stock price on the date of grant.

(4)                   Stock options were valued using the Black-Scholes option pricing model. The assumptions used in fair value calculations are described in Note 16, “Share-based Compensation,” in the Form 10-K.  The grant date fair value for other stock grants reflects the number of shares multiplied by the Company’s closing stock price on the applicable date of grant.

(5)                   Includes 1,875 common shares granted to all directors for Board service.

Outstanding Equity Awards at 2015 Fiscal Year End

The following table sets forth information concerning the outstanding stock awards held at June 30, 2015 by each of the NEOs. The options were granted ten years prior to the option expiration date and vest annually over three years from that grant date.  Restricted shares vest three years from the date of grant.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Arthur P. Bedrosian	16,667	—	—	$8.00	1/18/2016
	20,325	—	—	$6.89	11/27/2016
	75,000	—	—	$4.03	9/17/2017
	30,000	—	—	$2.80	9/18/2018
	75,000	—	—	$6.94	10/29/2019
	89,500	—	—	$3.55	8/25/2021
	42,666	21,334	—	$4.16	10/25/2022
	30,000	60,000	—	$13.86	9/4/2023
	—	96,000	—	$34.77	8/11/2024
						18,334	$1,089,773

Michael Bogda	—	75,000	—	$46.34	11/30/2024

Martin P. Galvan	40,000	—	—	$4.73	7/15/2021
	21,333	10,667	—	$4.16	10/25/2022
	16,666	33,334	—	$13.86	9/4/2023
	—	30,000		$34.77	8/11/2024
						9,167	$544,886

William Schreck	—	11,667	—	$4.16	10/25/2022
	—	30,000	—	$13.86	9/4/2023
	—	29,000	—	$34.77	8/11/2024
						4,492	$267,004

Kevin Smith	—	11,667	—	$4.16	10/25/2022
	—	30,000	—	$13.86	9/4/2023
	—	26,000	—	$34.77	8/11/2024
						11,000	$653,840

Options Exercised and Stock Vested During the Fiscal Year Ended June 30, 2015

The following table sets forth information concerning stock options exercised and stock awards that vested during fiscal year 2015 for each of the NEOs.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of	Value
	Acquired	Realized	Shares Acquired	Realized
Name and Principal Position	On Exercise	on Exercise	on Vesting	on Vesting

Arthur P. Bedrosian	18,008	$1,026,390	3,541	$181,232

Michael Bogda	—	$—	—	$—

Martin P. Galvan	—	$—	833	$56,144

William Schreck	58,335	$3,418,764	408	$27,499

Kevin Smith	53,534	$2,607,013	1,000	$67,400

Employment Agreements

The Company has entered into employment agreements with its NEOs: Arthur P. Bedrosian, Chief Executive Officer, Michael Bogda, President, Martin P. Galvan, VP of Finance, Chief Financial Officer and Treasurer, Kevin R. Smith, SVP of Sales and Marketing, and William F. Schreck, Chief Operating Officer.  Each of the agreements provides for an annual base salary and eligibility to receive a bonus.  The salary and bonus amounts of these executives are determined by the review and approval of the Compensation Committee in accordance with the Committee’s Charter as approved by the Board of Directors.  Additionally, these executives are eligible to receive stock options and restricted stock awards.  Under the agreements, these executive employees may be terminated at any time with or without cause, or by reason of death or disability.  In certain termination situations, the Company is liable to pay these executives severance compensation as discussed in the table below.

Potential Payments upon Termination or Change in Control

The following table assumes that the relevant triggering event occurred on June 30, 2015.  The fair market values of share-based compensation (i.e., Stock Options and Restricted Stock) were calculated using the closing price of Lannett’s common stock ($59.44) on June 30, 2015, which was the last trading day of Fiscal 2015.  The “spread,” the difference between the fair market value of Lannett’s common stock on June 30, 2015, and the option exercise price, was used for valuing stock options.

Name	Base Salary Continuation	Annual Cash Bonus	Acceleration and Exercisability of Unvested Stock Option Awards	Acceleration of Unvested Restricted Stock	Insurance Benefit Continuation	Other Benefits	Total
Arthur P. Bedrosian
Without Cause/With Good Reason (1) (2)	$1,665,511	$802,576	$6,282,464	$1,089,773	$37,765	$5,480	$9,883,569
For Cause (3) (4)	—	802,576	—	—	—	5,480	808,056
Retirement / Death / Disability (3)	—	802,576	—	—	—	5,480	808,056
Change in Control (5)	1,665,511	802,576	6,282,464	1,089,773	37,765	5,480	9,883,569

Michael Bogda
Without Cause/With Good Reason (1) (2)	$720,000	$323,823	$982,500	—	$37,282	$1,312	$2,064,918
For Cause (3) (4)	—	323,823	—	—	—	1,312	325,135
Retirement / Death / Disability (3)	—	323,823	—	—	—	1,312	325,135
Change in Control (5)	720,000	323,823	982,500	—	37,282	1,312	2,064,918

Martin P. Galvan
Without Cause/With Good Reason (1) (2)	$489,765	$377,613	$2,849,135	$544,886	$30,015	$3,568	$4,294,983
For Cause (3) (4)	—	377,613	—	—	—	3,568	381,181
Retirement / Death / Disability (3)	—	377,613	—	—	—	3,568	381,181
Change in Control (5)	489,765	377,613	2,849,135	544,886	30,015	3,568	4,294,983

William F. Schreck
Without Cause/With Good Reason (1) (2)	$534,570	$412,158	$2,727,782	$267,004	$32,120	$5,652	$3,979,287
For Cause (3) (4)	—	412,158	—	—	—	5,652	417,810
Retirement / Death / Disability (3)	—	412,158	—	—	—	5,652	417,810
Change in Control (5)	534,570	412,158	2,727,782	267,004	32,120	5,652	3,979,287

Kevin R. Smith
Without Cause/With Good Reason (1) (2)	$429,510	$331,156	$2,653,772	$653,840	$37,173	$4,784	$4,110,234
For Cause (3) (4)	—	331,156	—	—	—	4,784	335,940
Retirement / Death / Disability (3)	—	331,156	—	—	—	4,784	335,940
Change in Control (5)	429,510	331,156	2,653,772	653,840	37,173	4,784	4,110,234

(1) Each employment agreement ranges from 1-3 years and is automatically renewed unless notice is given by either party.  Any non-renewal of the existing employment agreements by the Company and any resignation of the Executive with Good Reason both constitute a termination without Cause.  Under the existing employment agreements base salary continuation for a period of 18-36 months, pro-rated cash bonus as if all targets and goals were achieved subject to any applicable cap on cash payments, acceleration of exercisability of unvested stock option awards, acceleration of unvested restricted stock, and insurance benefit continuation for a period of 18 months (collectively “Severance Compensation”) will only be made if the Executive executes and delivers to the Company, in a form prepared by the Company, a release of all claims against the Company and other appropriate parties, excluding the Company’s performance obligation to pay Severance Compensation and the Executive’s vested rights under the Company sponsored retirement plans, 401(k) plans and stock ownership plans (“General Release”).  Severance Compensation is paid in equal monthly installments over a 12 month period to commence on the 90th day following the Termination Date provided the Executive has not revoked the General Release prior to that date.  Earned but unpaid base salary, accrued but unpaid annual bonus (if the Executive otherwise meets the eligibility requirements) and accrued but unpaid paid time off and other miscellaneous items are to be paid in a single lump sum in cash no later than the earlier of: (i) the date required under applicable law; or (ii) 60 days following the Termination Date.

(2) Under the existing employment agreements, Good Reason is defined as giving written notice of his resignation within thirty (30) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events: (i) the assignment to Executive of duties materially and adversely inconsistent with Executive’s position or a material and adverse alteration in the nature of his duties, responsibilities and/or reporting obligations, (ii) a reduction in Executive’s Base Salary or a failure to pay any such amounts when due; or (iii) the relocation of Company headquarters more than 100 miles from its current location.  Good Reason is also defined to include any other reason provided the Executive gives at least thirty (30) days prior written notice to Company.

(3) Under the existing employment agreements, if the Executive is terminated For Cause; by death; by disability; resigns without Good Reason; or retires; earned but unpaid base salary, accrued but unpaid annual bonus (if the Executive otherwise meets the eligibility requirements) and accrued but unpaid paid time off and other miscellaneous items are to be paid in a single lump sum in cash no later than the earlier of: (i) the date required under applicable law; or (ii) 60 days following the Termination Date.

(4) For Cause generally means Executive’s willful commission of an act constituting fraud, embezzlement, breach of fiduciary duty, material dishonesty with respect to the Company, gross negligence or willful misconduct in performance of Executive duties, willful violation of any law, rule or regulation relating to the operation of the Company, abuse of illegal drugs or other controlled substances or habitual intoxication, willful violation of published business conduct guidelines, code of ethics, conflict of interest or other similar policies, and Executive becoming under investigation by or subject to any disciplinary charges by any regulatory agency having jurisdiction over the Company (including but not limited to the Drug Enforcement Administration (DEA), Food and Drug Administration (FDA) or the Securities and Exchange Commission (SEC)) or if any complaint is filed against the Executive by any such regulatory agency.

(5) Under the existing employment agreements a Change in Control is defined as a “change in ownership of the Company”, “a change in effective control of the Company”, or “a change in ownership of a substantial portion of the Company’s assets.”  If the Executive is terminated by the Company without Cause or resigns with Good Reason within 24 months of a Change in Control event, the Executive shall be entitled to earned but unpaid base salary, accrued but unpaid annual bonus (if the Executive otherwise meets the eligibility requirements) and accrued but unpaid paid time off and other miscellaneous items.  These items are to be paid in a single lump sum in cash no later than the earlier of: (i) the date required under applicable law; or (ii) 60 days following the Termination Date.  Additionally, the Executive shall be entitled to Severance Compensation to be paid in equal monthly installments over a 12 month period to commence on the 90th day following the Termination Date provided the Executive has not revoked the General Release prior to that date.  A written notice that the Executive’s employment term is not extended within the 24-month period after a Change in Control shall be deemed a termination without Cause, unless the Executive and the Company execute a new employment agreement.

COMPENSATION OF DIRECTORS

Our Board of Directors is actively involved in providing strategic direction and fiduciary oversight to the Company. Through Fiscal 2015, we had five Board members, which resulted in a significant workload for our directors, with our three independent directors each serving on at least three committees.  Our Board of Directors held numerous meetings and teleconferences in Fiscal 2015 in carrying out its responsibilities. One of the important roles the Board plays is in the area of mergers and acquisitions (M&A).  The Company has been involved with a sudden increase in M&A activity throughout the fiscal year, including the recently announced acquisition of Silarx Pharmaceuticals, Inc.  The Board is actively involved in transactional due diligence as well as on-going reviews of business development activities.

For Fiscal 2015, our non-employee directors received a cash retainer of $90,000, payable in monthly increments of $7,500, for Board and committee service.  No other cash retainers or meeting fees were provided.

In Fiscal 2014, Board members received quarterly grants of 1,875 common shares, beginning in October 2013, which were immediately vested at grant.  The last quarterly installment for Fiscal 2014 Board service was made in July 2014, and is reported in the table below, since the grant occurred in Fiscal 2015.  Given the Company’s continued strong performance and the significant efforts and contributions of our directors in Fiscal 2015, in July 2015, each Board member received an award of 4,223 common shares with a grant date value of $250,000, immediately vested at grant.  Grant date values for this grant will be reported in the director compensation table for Fiscal 2016, since the grant occurred after the end of Fiscal 2015.

Effective in July 2014, the Board of Directors approved stock ownership guidelines for non-employee directors equal to three times their cash retainer.  Non-employee directors must meet required ownership levels within five years of first becoming subject to the guidelines.

We maintain policies that prohibit Directors from pledging Lannett stock or engaging in activity considered hedging of our common stock, and none of our Directors has pledged Lannett stock as collateral for a personal loan or other obligations.

The following table shows compensation information for Fiscal 2015 for non-employee members of our Board of Directors.

	Fees Earned	Stock Awards	Options Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation	Total
Name	($)	($)(1)	($)	($)	($)	($)	($)

Jeffrey Farber	90,000	68,944	—	—	—	—	158,944

David Drabik	90,000	68,944	—	—	—	—	158,944

Paul Taveira	90,000	68,944	—	—	—	—	158,944

James Maher	90,000	68,944	—	—	—	—	158,944

(1) Reflects grant date award value for equity grants received in Fiscal 2015, including quarterly grant of 1,875 common shares for Fiscal 2014 Board service made on 7/23/14.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under the rules of the SEC, the Company must disclose certain “Related Party Transactions.”  These are transactions in which the Company is a participant where the amount involved exceeds $120,000, and a director, executive officer or holder of more than 5% of our common stock has a direct or indirect material interest.

The Company had sales of $1.9 million, $2.3 million and $1.3 million during the fiscal years ended June 30, 2015, 2014, and 2013, respectively, to a generic distributor, Auburn Pharmaceutical Company (“Auburn”).  Jeffrey Farber, Chairman of the Board, is the owner of Auburn.  Accounts receivable includes amounts due from Auburn of $733 thousand and $980 thousand at June 30, 2015 and 2014, respectively.  In the Company’s opinion, the terms of these transactions were not more favorable to Auburn than would have been to a non-related party.

PROPOSAL NO.  1 – ELECTION OF DIRECTORS

NOMINEES

The Company’s Bylaws provide that the number of directors of the Company may be determined by the Stockholders, or in the absence of such determination, by the Board.  Currently, there are six members of the Board.  The Board nominates the six persons named below who are currently serving on the Board, for election to the Board.  As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable to serve or will decline to serve as a director.  The six nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company until the next Annual Meeting or until their earlier resignation or removal.

The following list identifies the nominees for election to the Board and sets forth certain information regarding each nominee.  All nominees are currently serving as directors of the Company.  A majority of the directors on the Board are independent, as defined by the rules of the New York Stock Exchange (“NYSE”).  Those directors are referred to as “independent” below.

Jeffrey Farber, 55, was appointed a Director of the Company in May 2006 and was appointed Chairman of the Board of Directors in July 2012.  Jeffrey Farber joined the Company in August 2003 as Secretary.  Since 1994, Mr. Farber has been President and the owner of Auburn Pharmaceutical (“Auburn”), a national generic pharmaceutical distributor.  Prior to starting Auburn, Mr. Farber served in various positions at Major Pharmaceutical (“Major”), where he was employed for over 15 years.  At Major, Mr. Farber was involved in sales, purchasing and eventually served as President of the Midwest division.  Mr. Farber also spent time working at Major’s manufacturing division, Vitarine Pharmaceuticals, where he served on its Board of Directors.  Mr. Farber joined the Board of Directors of the Karmanos Cancer Center in June 2015.  The Karmanos Cancer Center is a not-for-profit national cancer center in Michigan.  Mr. Farber graduated from Western Michigan University with a Bachelors of Science Degree in Business Administration and participated in the Pharmacy Management Graduate Program at Long Island University.

The Governance and Nominating Committee concluded that Mr. Farber is qualified and should continue to serve, due, in part, to his significant experience in the generic drug industry and his ongoing role as the owner of a highly regarded and successful generic drug distributor.  His skills include a thorough knowledge of the generic drug marketplace and drug supply chain management.

Arthur P. Bedrosian, J.D., 69, was promoted to President of the Company in May 2002 and CEO in January of 2006.  Previously, he served as the Company’s Vice President of Business Development from January 2002 to April 2002.  Mr. Bedrosian was elected as a Director in February 2000 and served to January 2002.  Mr. Bedrosian was re-elected a Director in January 2006.  Mr. Bedrosian has operated generic drug manufacturing, sales, and marketing businesses in the healthcare industry for many years.  Prior to joining the Company, from 1999 to 2001, Mr. Bedrosian served as President and Chief Executive Officer of Trinity Laboratories, Inc., a medical device and drug manufacturer.  Mr. Bedrosian also operated Pharmaceutical Ventures Ltd, a healthcare consultancy, Pharmeral, Inc. a drug representation company selling generic drugs, and Interal Corporation, a computer consultancy to Fortune 100 companies. Mr. Bedrosian holds a Bachelor of Arts Degree in Political Science from Queens College of the City University of New York and a Juris Doctorate from Newport University in California.

The Governance and Nominating Committee concluded that Mr. Bedrosian is qualified to serve as a director, in part, because his experience as our Chief Executive Officer has been instrumental in the Company’s growth and provides the board with a compelling understanding of our operations, challenges and opportunities.  In addition, his background includes over 40 years in the generic pharmaceutical industry that encompasses a broad background and knowledge in the underlying scientific, sales, marketing and supply chain management which brings special expertise to the board in developing our business strategies.  His recent qualification to FINRA’s list of arbitrators recognizes his expertise and experience.

David Drabik, 47, was elected a Director of the Company in January 2011.  Mr. Drabik is a National Association of Corporate Directors Governance Fellow.  Since 2002, Mr. Drabik has been President of Cranbrook & Co., LLC (“Cranbrook”), an advisory firm primarily serving the private equity and venture capital community.  At Cranbrook, Mr. Drabik assists and advises its clientele on originating, structuring, and executing private equity and venture capital transactions.  From 1995 to 2002, Mr. Drabik served in various roles and positions with UBS Capital Americas (and its predecessor UBS Capital LLC), a New York City based private equity and venture capital firm that managed $1.5 billion of capital.  From 1992 to 1995, Mr. Drabik was a banker with Union Bank of Switzerland’s Corporate and Institutional Banking division in New York City.  Mr. Drabik graduated from the University of Michigan with a Bachelors of Business Administration degree.

The Governance and Nominating Committee concluded that Mr. Drabik is well qualified and should be nominated to serve as a Director due, in part, to his understanding and involvement in investment banking.  As a global investment bank professional with extensive experience advising senior management, his skills include business analytics, financing and a strong familiarity with SEC documentation.  Mr. Drabik is the Lead Independent Director.

Paul Taveira, 56, was appointed a Director of the Company in May 2012.  Mr. Taveira has been Chief Executive Officer of the National Response Corporation, an international firm specializing in environmental services, since June 2015.  He previously served as a Board of Director and the Chief Executive Officer of A&D Environmental Services Inc., an environmental and industrial services company.  From 2007 to 2009, Mr. Taveira was a Managing Partner of Precision Source LLC, a manufacturer of precision parts for various industries across the United States.  From 1997 to 2007, Mr. Taveira held several positions at PSC Inc., a national provider of environmental services, including President, Vice President and Regional General Manager.  From 1987 to 1997, Mr. Taveira held several management positions with Clean Harbors Inc., an international provider of environmental and energy services.  Mr. Taveira graduated from Worcester State University with a Bachelor of Science degree in Biology.

The Governance and Nominating Committee concluded that Mr. Taveira is well qualified and should be nominated to serve as a Director due, in part, to his understanding and experience as a Chief Executive Officer and Director of A&D Environmental Services Inc.  Additionally, Mr. Taveira has experience as a Managing Partner of Precision Source LLC, a manufacturer of precision parts for various industries across the United States.  Mr. Taveira is an independent director.

James M. Maher, 63, was appointed as a Director of the Company in June 2013.  He spent his entire 37 year professional career with PricewaterhouseCoopers (PwC) LLP, including 27 years as a partner, before retiring in June 2012.  Most recently, Mr. Maher served as the managing partner of PwC’s U.S. assurance practice, comprised of more than 1,100 partners and 12,000 staff.  Previously, he served as the regional assurance leader for the metro assurance practice.  During his tenure at PwC, Mr. Maher worked closely with senior management at several multinational companies, dealing extensively with significant acquisitions, divestitures, initial public offerings and secondary offerings.  Mr. Maher earned a bachelor’s degree in Accounting from LIU Post.

The Governance and Nominating Committee concluded that Mr. Maher is well qualified and should be nominated to serve as a Director, due to his extensive experience at PricewaterhouseCoopers.  Additionally, Mr. Maher has significant experience in dealing with acquisitions, divestitures, initial public offerings and secondary offerings.  Mr. Maher is an independent director.

Albert Paonessa, III, 55, was appointed as a Director of the Company in July 2015.  Mr. Paonessa retired from Anda, Inc., the fourth largest distributor of generic drugs in the U.S. in January 2015 after serving as President for the past 10 years.  He previously served as Anda’s Senior Vice President of Sales and before that as Vice President of IT.  Earlier, Mr. Paonessa was Vice President of Operations for VIP Pharmaceuticals, which was acquired by Anda’s parent company, Andrx, in 2000.  Mr. Paonessa earned a Bachelor of Arts degree in Interpersonal Communications from Bowling Green State University.

The Governance and Nominating Committee concluded that Mr. Paonessa is well qualified and should be nominated to serve as a Director due, in part, to his significant experience in different executive roles within the generic pharmaceutical industry.  Additionally, Mr. Paonessa has a strong operational and technical background, especially in the areas of sales, IT, planning and budgeting, and business development.  Mr. Paonessa is an independent director.

To the best of the Company’s knowledge, there are no material proceedings to which any nominee is a party, or has a material interest adverse to the Company.  To the best of the Company’s knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any nominee during the past five years.

Recommendation of the Board

THE BOARD RECOMMENDS THAT LANNETT STOCKHOLDERS VOTE “FOR” THESE NOMINEES.  UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM STOCKHOLDERS WILL BE VOTED IN FAVOR OF THESE NOMINEES.

PROPOSAL NO.  2 – RATIFICATION OF GRANT THORNTON, LLP AS INDEPENDENT AUDITORS

The Board and the Audit Committee has appointed Grant Thornton, LLP (“Grant Thornton”) as the Company’s independent auditors for the fiscal year ending June 30, 2016.  Under the corporate governance requirements of the Sarbanes-Oxley Act of 2002, and Section 10A — (m)(2) of the Securities Exchange Act of 1934, as amended, which states — “The audit committee of each issuer, in its capacity as a committee of the board of directors, shall be directly responsible for the appointment, compensation, and oversight of the work of any registered public accounting firm employed by the issuer (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each such registered public accounting firm shall report directly to the audit committee” — we are not required to have the stockholders ratify the selection of Grant Thornton as our independent auditors.  We are doing so because we believe it is good corporate practice to do so.  If the stockholders do not ratify the selection of Grant Thornton, the Board and the Audit Committee may reconsider whether or not to retain Grant Thornton.  Additionally, even if the selection is ratified, the Board and the Audit Committee in their sole discretion may change independent auditors at any time throughout the fiscal year.  Representatives from Grant Thornton are expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

Grant Thornton, LLP served as the independent auditors of the Company during Fiscal 2015, 2014 and 2013.  No relationship exists other than the usual relationship between independent public accountant and client.  The following table identifies the fees incurred for services rendered by Grant Thornton, LLP in Fiscal 2015, 2014 and 2013.

(In thousands)	Audit Fees	Audit-Related	Tax Fees (1)	All Other Fees (2)	Total Fees

Fiscal 2015:	$499	$—	$104	$10	$613
Fiscal 2014:	$444	$—	$69	$—	$513
Fiscal 2013:	$375	$—	$103	$14	$492

(1) Tax fees include fees paid for preparation of annual federal, state and local income tax returns, quarterly estimated income tax payments, and various tax planning services.

(2) Other fees include fees paid for review of various correspondences, miscellaneous studies, etc.

The non-audit services provided to the Company by Grant Thornton, LLP were pre-approved by the Company’s Audit Committee or the Audit Committee Chairman.  Prior to engaging its auditor to perform non-audit services, the Company’s Audit Committee reviews the particular service to be provided and the fee to be paid by the Company for such service and assesses the impact of the service on the auditor’s independence.

The Audit Committee Charter provides that pre-approval may be granted by the Audit Committee Chairman.  The Audit Committee Chairman must report, for informational purposes only, any pre-approval decision to the Audit Committee at its next scheduled meeting.

Recommendation of the Board

THE BOARD RECOMMENDS THAT LANNETT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM STOCKHOLDERS WILL BE VOTED IN FAVOR OF THIS PROPOSAL.

PROPOSAL NO. 3
RATIFICATION OF ARTICLE XI OF THE COMPANY’S AMENDED AND
RESTATED BYLAWS DESIGNATING THE COURT OF CHANCERY OF THE STATE OF DELAWARE AS THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS

In January 2014, the Board adopted an amendment to the Company’s Amended and Restated Bylaws which added a new Article XI (“Article XI”) designating the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions unless otherwise consented to by the Company.  This designation of the Court of Chancery applies to (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim relating to the internal affairs of the Company.

Also in 2014, the Board adopted an amendment to the Company’s Amended and Restated Bylaws adopting a new Article XII regarding fee-shifting provisions, that if any current or former stockholder initiates or asserts a derivative action or a claim, counterclaim or other action against the Company or any of its directors, officers, employees or agents and did not prevail in such claim, current or former stockholder would be obligated to reimburse the Company for all costs, fees and expenses incurring in defending such claim or indemnifying any officer, director, or third party with respect to such claim.  In July 2015, the Board rescinded Article XII and the Amended and Restated Bylaws no longer contain any fee-shifting provisions.

The complete text of Article XI is set forth below.

ARTICLE XI

Exclusive Forum for Stockholder Actions

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine.  The provisions of this Article XI shall apply to all actions filed on or after the date of the adoption of this Article XI.

The Corporation is now asking the stockholders to ratify this bylaw amendment.  Article XI is intended to avoid subjecting the Company to multiple lawsuits in multiple jurisdictions on matters relating to the corporate law of Delaware, the Company’s state of incorporation.  The ability to require such actions to be brought in a single forum provides numerous benefits to the Company and its stockholders.

Specifically, the Company and its stockholders benefit from having disputes resolved by the Delaware Court of Chancery, which is widely regarded as the preeminent court for the determination of disputes involving a corporation’s internal affairs in terms of precedent, experience and focus.  The Delaware Chancery Court has experienced jurists who have a deep understanding of Delaware corporate law and the duties of directors and officers.  Delaware’s well-developed body of case law provides stockholders with more certainty about the outcome of intra-corporate disputes.  By ensuring that intra-corporate disputes are heard in a Delaware court, the Company and its stockholders avoid costly and duplicative litigation, the risk that Delaware law would be misapplied by a court in another jurisdiction and the risk of inconsistent outcomes when two similar cases proceed in different courts.  Lastly, Delaware offers a system of specialized Chancery Courts to deal with corporate law questions, with streamlined procedures and processes that help provide relatively quick decisions.  This accelerated schedule can limit the time, cost and uncertainty of protracted litigation for all parties.

If Proposal No. 3 is approved by the stockholders, Article XI of the Company’s Amended and Restated Bylaws will remain in effect.  If Proposal No. 3 is not approved by the stockholders, the Board will repeal Article XI.

Considerations of the Board

The Board believes that Delaware courts are best suited to address disputes involving such matters given that the Company is incorporated in Delaware and that the Delaware courts have a reputation for expertise in corporate law matters.  For these reasons, the Board believes that providing for Delaware as the exclusive forum for the types of disputes listed in Article XI is in the best interests of the Company and its stockholders.  At the same time, the Board believes that the Company should retain the ability to consent to an alternative forum on a case-by-case basis where the Board determines that the Company’s interests and those of its stockholders would best be served by permitting such a dispute to proceed in a forum other than the courts designated in Article XI.

The Board is aware that certain proxy advisors, and even some institutional holders, take the view that they will not support an exclusive forum clause until the company requesting it can show it already has suffered material harm as a result of multiple stockholder suits filed in different jurisdictions regarding the same matter.  The Board believes that it is more prudent and in the best interest of stockholders to take preventive measures before the Company and the interests of most of its stockholders are materially harmed by the increasing practice of the plaintiff’s bar to file claims in multiple jurisdictions. It is important to note that Article XI was not adopted by the Board in reaction to any specific litigation confronting the Company; rather, this action was taken on a prospective basis to prevent potential future harm to the Company and its stockholders.

The Board does not believe that Article XI presents any material risk to the Company’s stockholders except with respect to the following.  One or more stockholders who desire to file lawsuits against the Company, its directors or employees, in multiple jurisdictions in an effort to increase the settlement value of their lawsuits by increasing the Company’s costs to defend against multiple lawsuits, might prefer to be able to file lawsuits in multiple jurisdictions. Further, one or more stockholders who believe that the relevant law or demographic of a potential jury pool of a jurisdiction other than those specified by the proposed amendment might be more favorable to their claims, might prefer to file elsewhere.  Also, one or more stockholders who believe that the relevant law is less settled in another jurisdiction might prefer to file elsewhere in an effort to increase the settlement value of their claims.  Article XI may also reduce the likelihood of derivative litigation against directors and employees, even though an action, if successful, might benefit the Company and its stockholders.  As a result of these potential risks, the Board of Directors has decided to submit Article XI for ratification by the stockholders.

Recommendation of the Board

THE BOARD RECOMMENDS THAT LANNETT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.  UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM STOCKHOLDERS WILL BE VOTED IN FAVOR OF THIS PROPOSAL.

OTHER BUSINESS

The Board does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than as set forth above.  If any other matter should be presented properly, it is the intention of the persons named as proxies to vote on such matters in accordance with their judgment.

STOCKHOLDER PROPOSAL NOTICE REQUIREMENTS

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2017 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit their proposal to us at the Company’s offices at 13200 Townsend Road, Philadelphia, Pennsylvania 19154, no later than August 9, 2016.

Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advanced notice of such proposal to the Company at the aforementioned address not later than October 23, 2016.  Any proposal (other than a proposal pursuant to Rule 14a-8) that is received after the time specified above for proposed items of business will be considered untimely under Rule 14a-4(c) under the Exchange Act, and the persons named in the proxy for the meeting may exercise their discretionary voting power with respect to such proposal, including voting against such proposal.

The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and all other applicable requirements.

FISCAL YEAR 2015 ANNUAL REPORT TO STOCKHOLDERS

The Company’s Annual Report containing audited financial statements for the fiscal year ended June 30, 2015 accompanies this Proxy Statement.  You can obtain additional copies of our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 at no charge by writing to Lannett Company, Inc., attention Chief Financial Officer, 13200 Townsend Road, Philadelphia, Pennsylvania 19154.

SIGNATURE

Pursuant to the requirement of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

Date: December 8, 2015	LANNETT COMPANY, INC.

/s/ Jeffrey Farber
Jeffrey Farber
Chairman of the Board

MMMMMMMMMMMM . Admission Ticket MMMMMMMMMMMMMMM C123456789 Lannett Company, Inc. 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on January 20, 2016. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.investorvote.com/lci • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: + For Withhold For Withhold For Withhold 01 - Jeffrey Farber 02 - Arthur P. Bedrosian 03 - James M. Maher 04 - David Drabik 05 - Paul Taveira 06 - Albert Paonessa, III For Against Abstain ForAgainst Abstain 2. Proposal to ratify the selection of Grant Thornton, LLP as independent public accounting firm for the fiscal year ending June 30, 2016. 3. Proposal to ratify Article XI of the Company’s Amended and Restated Bylaws designating the Court of Chancery of the State of Delaware as the exclusive forum for certain legal action. Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 6 2 D V2 5 8 6 1 4 1 0283VB MMMMMMMMM C B A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. 2016 Annual Meeting Admission Ticket 2016 Annual Meeting of Lannett Company, Inc. Stockholders Thursday, January 21, 2016 9:00 a.m. EST 13200 Townsend Road Philadelphia, PA 19154 Upon arrival, please present this admission ticket and photo identification at the registration desk. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Lannett Company, Inc. Notice of 2016 Annual Meeting of Shareholders 13200 Townsend Road Philadelphia, PA 19154 January 21, 2016 9:00 a.m. Proxy Solicited by Board of Directors for Annual Meeting Martin P. Galvan is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Lannett Company, Inc. to be held on January 21, 2016 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)